Exhibit 99.1

News Bulletin

2200 West Parkway Boulevard	For Further Information:
Salt Lake City, Utah 84119-2331	Richard R. Putnam
www.franklincovey.com	Investor Relations
(801) 817-1776

FRANKLINCOVEY ANNOUNCES
THIRTEENTH CONSECUTIVE QUARTER OF OPERATING IMPROVEMENTS
FIRST QUARTER FISCAL 2006 RESULTS

Salt Lake City, Utah - January 10, 2006 -- FranklinCovey (NYSE: FC) reported its thirteenth consecutive quarter of significant improvement in operating results with operating income of $4.1 million for the first quarter of fiscal 2006, a $1.8 million or 81% improvement, compared to $2.3 million of income from operations for the first quarter of fiscal 2005. The Company also reported net income before preferred stock dividends for the first quarter of fiscal 2006 totaling $3.2 million, a $1.7 million or 112% improvement over the $1.5 million of net income reported for the same quarter in fiscal 2005. The Company reported $0.09 earnings per share after accounting for preferred stock dividends for the quarter ended November 26, 2005 compared to a $0.03 loss per share after accounting for preferred stock dividends for the first quarter of fiscal 2005. The Company’s financial results during the quarter were influenced primarily by the following as compared to the first quarter of last year: (1) a $4.0 million increase in sales through our Organizational Solutions Business Unit (OSBU) which was partially offset by a $0.8 million decline in sales (more than 100% due to store closures) through the Consumer and Small Business Unit (CSBU) resulting in a net $3.2 million increase in sales, (2) an improvement in gross margin (61.4% compared to 60.0%) which, together with the increase in sales, resulted in a net $3.0 million year-over-year increase in gross margin, (3) an increase in selling, general and administrative costs of $1.8 million, primarily as a result of investments in initiatives to grow the business, and (4) a $0.7 million decline in depreciation and amortization expense. The Company provided the following details underlying the continued improvement of its operating results during the first quarter of fiscal 2006.

Revenues: Total sales for the first quarter of fiscal 2006 grew 5% or $3.2 million compared to last year’s first quarter. OSBU sales grew 15% or $4.0 million for the first quarter of fiscal 2006 to $31.3 million compared to $27.3 million for the same quarter last year. The sales improvement was primarily the result of stronger domestic and international sales of organizational training solutions from a growing sales force and increased marketing efforts.

Sales from the CSBU for the quarter ended November 26, 2005, declined $0.8 million to $41.0 million compared to $41.8 million for the same quarter last year. Retail store sales declined $3.7 million (more than 100% due to store closures, declines in technology product sales and one less business day) to $14.7 million compared to $18.4 million for the same quarter the prior year. Of the $3.7 million decline in retail sales, $3.3 million was a result of having 30 fewer stores (105 compared to 135) open in the quarter and $0.7 million was the result of reduced technology and specialty product sales that was partially offset by increased sales of FranklinCovey Planner products. Comparable stores sales declined 2% during the quarter compared to the same quarter last year, primarily as a result of having 1 less business day in the quarter. Consumer direct sales were $18.6 million compared to $18.9 million for the same quarter of last year, reflecting continued sales declines in technology products and one less sales day in the quarter. Product sales through the wholesale channel during the quarter were $6.6 million compared to $3.6 million during the same quarter last year, primarily reflecting the timing differential of sales to these entities this year compared to last year. Sales of products through other CSBU channels were $1.2 million compared to $1.0 million for the same quarter last year.

Selling, general and administrative expenses: Selling, general and administrative expenses (SG&A) increased to $37.8 million for the quarter ended November 26, 2005, compared to $35.9 million for the same quarter last year. The increase was primarily due to increased investments for initiatives that are designed to grow the business in the future including, hiring additional sales people, increased advertising and marketing and additional curriculum development. The costs associated with these initiatives were partially offset by cost reductions associated with store closures and other cost-saving initiatives. The Company had 30 fewer stores open during the quarter compared to the same quarter last year.

Depreciation and amortization expense: Depreciation and amortization expenses continued to decline during the first quarter of fiscal 2006, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated. The Company reported a decline of $0.7 million in depreciation and amortization expense during the first quarter compared to the same period of the prior year.

About FranklinCovey
FranklinCovey assists professionals and organizations to measurably increase their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 100 retail stores, and www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products for 39 offices servicing more than 100 countries.

Safe-Harbor Statement
This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including the ability of the Company to grow revenues, general economic conditions, competition in the Company’s targeted market place, market acceptance of new products or services, increases or decreases in the Company’s market share, growth or contraction of the overall market for the products offered by the Company and its competitors, changes in the training and spending policies of the Company’s clients, and other factors identified and discussed in the Company’s 2005 10-K report and subsequent 8-K reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and are subject to the outcome of various factors, including those listed above, any one of which may cause future results to differ materially from the Company’s current expectations.

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended
	November 26,	November 27,
	2005	2004
	(Unaudited)	(Unaudited)

Sales	$72,351	$69,104
Cost of sales	27,945	27,669
Gross margin	44,406	41,435

Selling, general and administrative	37,767	35,930
Depreciation	1,408	2,178
Amortization	1,095	1,043
Income from operations	4,136	2,284

Interest income	330	118
Interest expense	(643)	(38)
Income before provision of income taxes	3,823	2,364

Provision for income taxes	(590)	(838)
Net Income	3,233	1,526

Preferred dividends	(1,379)	(2,184)
Net income (loss) available to common shareholders	$1,854	$(658)

Net income (loss) per share attributable to common shareholders
Basic	$0.09	$(0.03)
Diluted	$0.09	$(0.03)

Weighted average number of common shares
Basic	20,331	19,729
Diluted	20,642	19,729

Sales Detail
Consumer Direct	$18,588	$18,859
Retail Stores	14,670	18,387
Wholesale	6,609	3,583
Other	1,163	985
Total Consumer Strategic Business Unit	41,030	41,814

Organizational Sales Group	16,393	13,406
International	14,928	13,884
Total Organizational Strategic Business Unit	31,321	27,290

Total	$72,351	$69,104